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WORLDTALK COMMUNICATIONS CORPORATION                               EXHIBIT 11.1
Computation of Net Income (Loss)Per Share
(in thousands, except per share amounts)
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
                                                                   THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                 ----------------------
                                                                    1997         1996
                                                                    ----         ----
Net income (loss)                                                $ (1,899)      $(579)

Weighted average common shares outstanding                         10,298        1,569
Preferred stock, on an "as if converted basis" using the
exchange rate in effect at the initial public offering date            --        6,025
                                                                 --------       ------

Number of common shares and common share equivalents used
in computation                                                     10,298        7,594
                                                                 ========       ======
Net income (loss) per share                                      $  (0.18)      $(0.08)
                                                                 ========       ======